                                                                    Exhibit 11.1

                              QUALCOMM INCORPORATED

                        COMPUTATION OF EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                                  Three months ended                  Nine months ended
                                            June 30, 1996   June 25, 1995     June 30, 1996   June 25, 1995
                                            -------------   -------------     -------------   -------------
NET INCOME  (1)                                $ 1,506         $ 7,263           $13,085         $19,257
                                               =======         =======           =======         =======

WEIGHTED AVERAGE NUMBER OF
    COMMON SHARES OUTSTANDING                   65,738          52,157            65,252          51,875

COMMON STOCK EQUIVALENT SHARES (2)               5,000           3,593             4,776           3,527
                                               -------         -------           -------         -------

TOTAL NUMBER OF SHARES FOR
    COMPUTING PRIMARY EARNINGS
    PER SHARE                                   70,738          55,750            70,028          55,402

INCREMENTAL SHARES FOR COMPUTING
    FULLY DILUTED EARNINGS PER SHARE (3)           959           1,214               339             903
                                               -------         -------           -------         -------

TOTAL NUMBER OF SHARES FOR
    COMPUTING FULLY DILUTED
    EARNINGS PER SHARE                          71,697          56,964            70,367          56,305
                                               =======         =======           =======         =======

PRIMARY EARNINGS PER SHARE                     $  0.02         $  0.13           $  0.19         $  0.35

FULLY DILUTED EARNINGS PER SHARE (4)           $  0.02         $  0.13           $  0.19         $  0.34

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(1)   The Company's fiscal quarter ended on the last Sunday of June.

(2)   Includes outstanding options and warrants for common stock.

(3) The incremental shares for fully diluted earnings per share reflects the dilutive effect of stock options and warrants at the higher of the average or ending market price during the reporting period.

(4) This calculation is submitted in accordance with Regulation S-K item 601(b) (11).